BOARD REPRESENTATION AND STANDSTILL AGREEMENT

This BOARD REPRESENTATION AND STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2017, by and among Stratus Properties Inc., a Delaware corporation (the “Company”), on the one hand, and Oasis Management Company Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. (collectively, the “Stockholders”), on the other hand.
RECITALS
WHEREAS, on September 12, 2016, Oasis Management Company Ltd., Oasis Investments II Master Fund Ltd. and Seth Fischer filed a Schedule 13D with the SEC disclosing beneficial ownership of 1,080,680 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”) and disclosing an intent to engage in discussions with management of the Company concerning matters related to the Company’s business, management and corporate governance;
WHEREAS, as of the date hereof, the Stockholders beneficially own 1,088,553 shares of Common Stock;
WHEREAS, the Company and the Stockholders have engaged in ongoing discussions related to the Company’s business and management;
WHEREAS, the Company and the Stockholders have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Composition and Related Matters.
(a)    Effective upon the execution of this Agreement, the Board of Directors of the Company (the “Board”) shall increase the size of the Board from six to seven directors.
(b)    Effective upon the execution of this Agreement, the Board shall appoint Ella Gendel (the “Designee”) to the Board as a Class III director with a term expiring at the 2019 Annual Meeting. Prior to her appointment to the Board, the Designee shall have (i) completed the Company’s standard director questionnaire as provided to the Designee prior to the execution of this Agreement and (ii) executed and delivered to the Company an irrevocable resignation as director in the form attached hereto as Exhibit A (the “Resignation Letter”).

(c)    Effective upon the appointment of the Designee to the Board, the Board shall appoint the Designee to the Compensation Committee of the Board. The Designee shall be entitled to continuously serve on the Compensation Committee of the Board until the Termination Date.
(d)    If at any time the Stockholders and their Affiliates cease to beneficially own 10% or more of the issued and outstanding shares of Common Stock, (i) the obligations of the Company pursuant to paragraphs (a) and (c) of this Section 1 shall terminate immediately and (ii) the Designee shall immediately tender her or his resignation pursuant to the Resignation Letter, which resignation may be accepted or rejected by the other members of the Board; provided, however, that the foregoing shall not apply if the Stockholders and their Affiliates cease to beneficially own 10% of the issued and outstanding shares of Common Stock as a result of any buybacks, tenders or repurchases by the Company unless and until the Stockholders and their Affiliates, after such buyback, tender or repurchase by the Company, cease to beneficially own any additional shares of Common Stock and at that time continue to beneficially own less than 10% of the issued and outstanding shares of Common Stock.
(e)    Until the Termination Date, in the event that the Designee ceases to be a director of the Company, the Stockholders shall designate, subject to the approval of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in accordance with this paragraph, a candidate for replacement for the Designee (such replacement, a “Replacement Designee”). The Replacement Designee shall qualify as an “independent director” under applicable rules of the SEC, the NASDAQ rules and applicable governance policies of the Company. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, consider such candidate within ten Business Days after such candidate has delivered to the Nominating Committee the following items (the “Review Period”): a completed standard director questionnaire (in the form to be provided by the Company) and a duly executed irrevocable resignation as director in the form attached hereto as Exhibit A to the Nominating Committee. Following the Nominating Committee’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, the Board shall appoint such candidate within five Business Days following the conclusion of the Review Period. In the event the Nominating Committee declines to approve a candidate designated by the Stockholders, the Stockholders may propose one or more replacement designees, subject to the above criteria and time periods, until a Replacement Designee is appointed. Unless a clear, contrary interpretation applies, each reference herein to the “Designee” shall include a reference to any Replacement Designee.
(f)    At least 30 days prior to the deadline under the bylaws of the Company for submission of notice of stockholder nominations for the election of directors for the 2019 Annual Meeting, the Company shall provide the Stockholders with written notice stating whether the Company intends to nominate the Designee for election as a director of the Company and to solicit proxies in favor of her or his election.

2.    Voting.
(a)    Until the Termination Date, each of the Stockholders shall, or shall cause its applicable Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at such Stockholder Meeting in accordance with the Board’s recommendations with respect to (i) each election of directors; (ii) any proposal to ratify the Company’s independent auditors; and (iii) any proposal set forth on Exhibit B to this Agreement, in each case (for clauses (i), (ii) and (iii) above) as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof.
3.    Standstill. Except as otherwise provided in this Agreement, without the prior written consent of the Board, the Stockholders shall not, and shall instruct their Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):
(a)    (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, more than 17.5% of the then-outstanding shares of the Common Stock in the aggregate; or (ii) other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Stockholders to any Third Party that has, or would have as a result of such transaction, a beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock;
(b)    (i) nominate or publicly recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;
(c)    form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the Stockholders or one or more of their Affiliates that agree to be bound by the terms and conditions of this Agreement);
(d)    deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof

(other than any such voting trust, arrangement or agreement solely among the Stockholders and their Affiliates and otherwise in accordance with this Agreement);
(e)    seek publicly, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or bylaws;
(f)    demand an inspection of the Company’s books and records;
(g)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses (each, an “Extraordinary Transaction”);
(h)    enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;
(i)    publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or
(j)    take any action challenging the validity or enforceability of this Section 3 or this Agreement.
Nothing in Section 3 shall be deemed to (i) prohibit the Stockholders or their Affiliates from communicating privately with the Company’s directors, officers, and Representatives so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any party; (ii) limit the exercise in good faith by the Designee of her or his fiduciary duties solely in her or his capacity as a director of the Company; or (iii) prevent the Stockholders from making any private statement to the Company with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party.
4.    Mutual Non-Disparagement. No party hereto shall, and no party shall permit any of its Representatives to, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on or otherwise disparages the Other Party, the Other Party’s current or former directors, officers, partners or employees (including with respect to such persons’ service at the Other Party), the Other Party’s subsidiaries, or the Other Party’s subsidiaries’ business or any of its or its subsidiaries’ current or former directors, officers, partners or employees, including the business and current or former directors, officers, partners and employees of such Other Party’s Affiliates, as applicable. The restrictions in this Section 4 shall not (i) apply (A) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required; or (B) to any disclosure required by applicable law, rules or regulations; or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.
5.    No Litigation. Each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against the Other Party or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the Other Party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any Other Party.
6.    Press Release and SEC Filings.
(a)    No later than one Business Day following the date of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit C (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, neither the Company nor the Stockholders shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Party. No party hereto or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.
(b)    No later than two Business Days following the date of this Agreement, the Stockholders shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The Stockholders shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)    No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the Stockholders and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholders.
7.    Confidentiality.
(a)    The Company hereby agrees that the Designee, if and to the extent she or he desires to do so, may disclose confidential information concerning the Company that she or he obtains while a member of the Board (“Confidential Information”) to the Stockholders and their Representatives and may discuss such information with any and all such persons. Each of the Stockholders agrees that the Confidential Information shall be kept confidential and that the Stockholders and their Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided, further, that the term “Confidential Information” shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any of the Stockholders or any of their Representatives in violation of the terms of this Agreement or any other confidentiality agreement with the Company, or under any other contractual, legal, fiduciary or binding obligation to the Company of any of the Stockholders or any of their Representatives; (ii) was available to the Stockholders or any of their Representatives on a non-confidential basis prior to its disclosure by the Company or its representatives; (iii) becomes available to the Stockholders or their Representatives from a person (other than the Company and its Representatives) who is not, to the best of the Stockholders’ knowledge after reasonable inquiry, subject to any legally binding obligation to the Company to keep such information confidential; or (iv) was independently developed or acquired by any of Stockholders without violating any of the obligations of any of Stockholders or any of their Representatives under this Agreement or any other confidentiality agreement with the Company, or under any other contractual, legal, fiduciary or binding obligation to the Company of any of the Stockholders or any of their Representatives and without use of any Confidential Information. Each of the Stockholders shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 7 by any of its Representatives, including taking all reasonable measures (including Legal Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

(b)    In the event that any of the Stockholders or any of their Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”), such Stockholder and its Representatives shall (i) provide the Company prompt written notice of such Legal Requirement so that the Company may seek an appropriate protective order at its sole cost and waive compliance with the provisions of this Agreement (except where such notice would be legally prohibited or not practicable); and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement (at the Company’s sole cost). If, in the absence of a protective order or the receipt of a waiver hereunder, such Stockholder is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such Stockholders may disclose, without liability hereunder, to the required person that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided, however, that such Stockholders shall give the Company written notice as far in advance of its disclosure as is reasonably practicable (except where such notice would be legally prohibited or not practicable) and shall reasonably cooperate in assisting the Company (at the Company’s sole cost) in connection with the Company seeking to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.
(c)    For the avoidance of doubt, the obligations under this Section 7 shall be in addition to, and not in lieu of, the Designee’s confidentiality obligations under Delaware law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.
8.    Compliance with Securities Laws. Each of the Stockholders acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Subject to compliance with such laws, the Stockholders and their Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company will notify the Stockholders reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions hereto shall in any way limit the Stockholders’ or their Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the Stockholders or their Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.

9.    Affiliates and Associates. Each party hereto shall cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as a party to this Agreement.
10.    Representations and Warranties.
(a)    Each Stockholder severally and not jointly represents and warrants as to itself that it is sui juris and of full capacity. Each Stockholder severally and not jointly represents and warrants as to itself that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms. Each Stockholder represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Stockholder as currently in effect, the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to such Stockholder or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Stockholder is a party or by which it is bound. The Stockholders represent and warrant that, as of the date of this Agreement, the Stockholders beneficially own an aggregate of 1,088,553 shares of Common Stock, have voting authority over such shares, and own no Synthetic Equity Interests or any Short Interests in the Company. The Stockholders represent and warrant that, except with themselves, they have not formed and are not members of any group with any other person and are not acting in concert with any other person.
(b)    The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound,
11.    Termination.
(a)    The (i) Stockholders may terminate this Agreement at any time upon delivery to the Company of advance written notice of such termination at least five Business Days’ prior to the date of such termination, and (ii) the Company may terminate this Agreement at any time on and after the date that is 60 days prior to, but before and including the date that is 30 days prior to, the deadline under the bylaws of the Company for submission of notice of stockholder nominations for the election of directors at the 2018 Annual Meeting or any subsequent Annual Meeting upon delivery to the Stockholders of advance written notice of such termination at least five Business Days’ prior to the date of such termination (the effective date of the termination of this Agreement by either party hereto, the “Termination Date”).
(b)    If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void and the Designee shall immediately tender her or his resignation pursuant to the Resignation Letter, which resignation may be accepted or rejected by the other members of the Board, but no termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement:
(i)     the obligations of the Stockholders pursuant to Sections 2, 3, 4, and 5 shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4 requires a determination of a court of competent jurisdiction that the Company has materially breached Section 4; provided, further, that the obligations of the Stockholders pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations under Section 5; and
(ii)     the obligations of the Company pursuant to Sections 1, 4 and 5 shall terminate in the event that any of the Stockholders materially breaches its obligations in Sections 2, 3, 4, 5 or 7 or the representations and warranties in Section 10(a) and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4 requires a determination of a court of competent jurisdiction that the Stockholders have materially breached Section 4; provided, further, that the obligations of the Company pursuant to Section 5 shall terminate immediately in the event that any Stockholder materially breaches its obligations under Section 5.
12.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (d) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (e) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Stratus Properties Inc. 212 Lavaca St., Suite 300 Austin, TX 78701 Attention: Kenneth N. Jones Facsimile: (512) 435-2360 Email: kjones@abaustin.com with mandatory copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Kai H. Liekefett
Facsimile: (212) 237-0100

and

Jones Walker LLP
333 N Central Ave
Phoenix, AZ 85004
Attention: Monique Cenac, Dionne Rousseau
Facsimile: (225) 248-3334
Email: mcenac@joneswalker, drousseau@joneswalker.com

If to the Stockholders:

Oasis Management Company Ltd.
c/o Oasis Management (Hong Kong) LLC
21/F Man Yee Building
68 Des Voeux Road Central
Hong Kong
Attention: Phillip Meyer
Facsimile: +852 2868 3155
Email: Legal@oasiscm.com

with mandatory copies (which shall not constitute notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Eleazer Klein Facsimile: (212) 593-5955 Email: eleazer.klein@srz.com
13.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal

Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
14.    Specific Performance. The Stockholders, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the Other Party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Stockholders, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 14 shall not be the exclusive remedy for any violation of this Agreement.
15.    Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Stockholders, as applicable; provided, further, that, for purposes of this Agreement, none of the Stockholders shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Stockholders; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (d) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; (e) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable law; (f) the term “Other Party” means (i) with respect to the Company, any or all of the Stockholders, as may be applicable, and (ii) with respect to the Stockholders, the Company; (g) the term “Representatives” means a person’s (i) Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (h) the term “SEC” means the U.S. Securities and Exchange

Commission; (i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (l) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.
16.    Miscellaneous.
(a)    This Agreement contains the entire agreement between the parties and supersedes the confidentiality agreement dated December 1, 2016 between the parties and all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(b)    This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(c)    This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.

(d)    Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.
(g)    This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
(h)    Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
(i)    The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.
STRATUS PROPERTIES INC.
By:/s/ William H. Armstrong III
Name:    William H. Armstrong III
Title:    Chairman of the Board, President and Chief Executive Officer

Signature Page to Board Representation and Standstill Agreement

OASIS MANAGEMENT COMPANY LTD.
By:/s/ Phillip Meyer
Name:    Phillip Meyer
Title:     Authorized Signatory

Signature Page to Board Representation and Standstill Agreement

OASIS INVESTMENTS II MASTER FUND LTD.
By:/s/ Phillip Meyer
Name:    Phillip Meyer
Title:     Director

Signature Page to Board Representation and Standstill Agreement

OASIS CAPITAL PARTNERS (TEXAS) INC.
By:/s/ Phillip Meyer
Name:    Phillip Meyer
Title:    Director

Signature Page to Board Representation and Standstill Agreement

Exhibit A
Resignation Letter

January [●], 2017
Board of Directors
Stratus Properties Inc.
12 Lavaca St., Suite 300
Austin, TX 78701
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Board Representation and Standstill Agreement (the “Agreement”) dated as of January [●], 2017 by and among Stratus Properties Inc. (the “Company”), on the one hand, and Oasis Management Company Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. (collectively, the “Stockholders”), on the other hand. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve effective immediately upon (i) such time as the Stockholders’ and their Affiliates’ collective beneficial ownership in the Company falls below 10% of the outstanding Common Stock; provided, however, that the foregoing shall not apply if the Stockholders and their Affiliates cease to beneficially own 10% of the issued and outstanding shares of Common Stock as a result of any buybacks, tenders or repurchases by the Company unless and until the Stockholders and their Affiliates, after such buyback, tender or repurchase by the Company, cease to beneficially own any additional shares of Common Stock, and continue to beneficially own less than 10% of the issued and outstanding shares of Common Stock; or (ii) the Termination Date.

Very truly yours,

Exhibit B
Proposals
2017 Stock Incentive Plan (to be included in the 2017 Proxy Statement and to be substantially similar in scope, nature and size to the 2013 Stock Incentive Plan)